Exhibit 10.1

FIRST AMENDMENT

TO

LOAN AND SECURITY AGREEMENT

THIS FIRST AMENDMENT to Loan and Security Agreement (this “Amendment”) is entered into as of December 27, 2011, by and between SILICON VALLEY BANK (“Bank”), CARDIOVASCULAR SYSTEMS, INC., a Delaware corporation (“Borrower”).

RECITALS

A.       Bank and Borrower have entered into that certain Loan and Security Agreement dated as of March 29, 2010 (as the same may be amended, modified, supplemented or restated in writing from time to time, the “Loan Agreement”).

B.       Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C.       Borrower has requested that the Loan Agreement be amended and supplemented as more fully set forth herein.

D.       Bank has agreed to so amend and supplement the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations, warranties and agreements set forth herein.

AGREEMENT

Now, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.       Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2.       Modifications Regarding Loan Documents. The Loan Agreement is amended as set forth below, effective on the date hereof (except as may be otherwise specifically provided below):

2.1       Revolving Line Maturity Date. The definition of “Revolving Line Maturity Date” in Section 13.1 of the Loan Agreement, is hereby amended to read as follows:

“ ‘Revolving Line Maturity Date’ is March 31, 2014.”

2.2       Borrowing Base. The portion of the definition of “Borrowing Base” in Section 13.1 of the Loan Agreement, which presently reads as follows:

“ ‘Borrowing Base’ is (a) 80% of Eligible Accounts, plus (b) the lesser of 40% of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) or 25% of Eligible Accounts or $2,500,000 (in the case of both ‘a’ and ‘13.’, as determined by Bank from Borrower’s most recent Transaction Report), minus (c) the greater of the Partial Term Loan Reserve and the Full Term Loan Reserve, to the extent the same are in effect.”

is hereby amended to read as follows:

“ ‘Borrowing Base’ is (a) 80% of Eligible Accounts, plus (b) the lesser of 40% of the value of Borrower’s Eligible Inventory (valued at the lower of cost or wholesale fair market value) or 25% of Eligible Accounts or $2,500,000 (in the case of both ‘a’ and ‘b’, as determined by Bank from Borrower’s most recent Transaction Report), minus (c) the Term Loan Reserve, to the extent the same is in effect.”

2.3       Delete References to Full and Partial Term Loan Reserve. The definitions of “Full Term Loan Reserve” and “Partial Term Loan Reserve” in Section 13.1 of the Loan Agreement are hereby deleted.

2.4       New Definition—“Term Loan Reserve”. A new definition of “Term Loan Reserve” is hereby added to Section 13.1 of the Loan Agreement as follows:

“ ‘Term Loan Reserve’ means, as of any date of determination, an amount equal to 75% of the outstanding principal balance of the Term Loan as of such date; provided that (i) during any Streamline Period, the Term Loan Reserve shall be zero, and (ii) from and after the date Borrower has maintained a Fixed Charge Coverage Ratio in excess of 1.50 to 1.00 for two consecutive quarters, the Term Loan Reserve shall be zero.”

2.5       Subordinated Debt. The definition of “Subordinated Debt” in Section 13.1 of the Loan Agreement, is hereby amended to read as follows:

“ ‘Subordinated Debt’ is indebtedness incurred by Borrower subordinated to all of Borrower’s now existing or hereafter arising indebtedness to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank in its sole discretion. “Subordinated Debt” shall include indebtedness up to the principal amount of $5,000,000 owed by Borrower to PFG, provided that PFG has executed and delivered to Bank such a subordination agreement.”

2.6       Term Loan Commitment Amount. The definition of “Term Loan Commitment Amount” in Section 13.1 of the Loan Agreement is amended to read as follows:

“ ‘Term Loan Commitment Amount’ is $12,000,000.”

2.7       Term Loan Maturity Date. The definition of “Term Loan Maturity Date” in Section 13.1 of the Loan Agreement is amended to read as follows:

“ ‘Term Loan Maturity Date’ is December 31, 2014.”

2.8       Term Loan. Section 2.1.5 of the Loan Agreement is amended and restated to read as follows:

“2.1.5 Term Loan.

“(a) Availability. At December 27, 2011, the outstanding principal balance of the Term Loan is $5,615,187.51. Within five (5) Business days after said date, Bank shall make a term loan to Borrower in an amount (the “New Term Loan Advance”) equal to the Term Loan Commitment Amount minus the then unpaid principal balance of the Term Loan. Effective upon Bank making the New Term Loan Advance, its balance shall be combined with the outstanding balance of the existing Term Loan and the combined amounts shall constitute the “Term Loan” referred to in this Agreement and thereafter such combined Term Loan shall be subject to the terms of this Agreement. No portion of the Term Loan may be re-borrowed after repayment.

(b) Repayment. Borrower shall pay accrued interest on the unpaid principal balance of the Term Loan from time to time outstanding on the first day of each calendar month. Borrower shall repay the principal of the Term Loan in 30 equal monthly payments of principal in the amount of $400,000 per month, which principal payments shall commence on July 1, 2012 and continue on the first day of each month thereafter until the Term Loan Maturity Date, on which date the entire unpaid principal balance of the Term Loan, plus all accrued and unpaid interest, plus the Final Payment, plus all other sums, if any, that shall have become due and payable hereunder with respect to the Term Loan, shall be paid.

“(c) Mandatory Prepayment. Reference is made to the definition of ‘Borrowing Base’ (contained in Section 13.1) which subtracts the amount of the Term Loan Reserve, to the extent it is in effect, in calculating the Borrowing Base. If at any time, and from time to time, such a subtraction of the amount of the Term Loan Reserve shall cause the Borrowing Base to be less than zero, then Borrower shall immediately make a prepayment of the principal of Term Loan in the amount by which zero exceeds the Borrowing Base.

“(d) Permitted Prepayment. At Borrower’s option, so long as no Event of Default has occurred and is continuing, Borrower shall have the option to prepay all, but not less than all, of the Term Loan, provided Borrower (i) provides written notice to Bank of its election to prepay the Term Loan at least thirty (30) days prior to such prepayment, and (ii) pays, on the date of the prepayment: (A) all accrued and unpaid interest with respect to the Term Loan through the date the prepayment is made; plus (B) all unpaid principal with respect to the Term Loan; plus (C) a fee equal to the Make-Whole Premium; plus (D) the Final Payment; plus (E) all other sums, if any, that shall have become due and payable hereunder with respect to the Term Loan. Without limitation on the fact that such amounts shall be due on the date of the prepayment, they shall bear interest from the date due until paid at a rate equal to the highest rate applicable to the Term Loan.

“(e) Fee and Final Payment Due Upon Acceleration. If all or any portion of the Term Loan has become due and payable according to the terms hereof because of the occurrence and continuance of an Event of Default, Borrower shall pay to Bank on the date that it has become due and payable according to the terms hereof, in addition to any other sums owing, a fee equal to the Make-Whole Premium, plus the Final Payment. Without limitation on the fact that such amounts shall be due as set forth in the preceding sentence, they shall bear interest from the date due until paid at a rate equal to the highest rate applicable to the Term Loan.”

2.9       Term Loan Interest Rate. Section 2.3(a)(ii) of the Loan Agreement is amended to read as follows:

“(ii) Term Loan. Subject to Section 2.3(b), the principal amount outstanding under the Term Loan shall accrue interest at a per annum rate based on Borrower’s EBITDA for each trailing six-month period, as follows:

EBITDA for trailing six-month period ending at the end a month	Interest Rate
Equal to or less than -0-	8.00% per annum
Greater than -0-	7.00% per annum

“The initial interest rate in effect on the date hereof shall be 8.00% per annum. Interest shall be payable monthly.

“Changes in the interest rate based on the Borrower’s EBITDA as provided above shall go into effect as of the first day of the month following the month in which Borrower’s financial statements are received, reviewed and approved by Bank. If, based on the EBITDA as shown in Borrower’s financial statements there is to be an increase in the interest rate, the interest rate increase may be put into effect by Bank as of the first day of the month closest to the date on which the financial statements are due, even if the delivery of the financial statements is delayed.”

2.10     Make-Whole Premium. The definition of “Make-Whole Premium” in Section 13.1 of the Loan Agreement is amended to read as follows:

“ ‘Make-Whole Premium’ is an amount equal to:

“3% of the Term Loan Commitment Amount if the Make-Whole Event Date occurs on or before the first anniversary of the Amendment Date;

“2% of the Term Loan Commitment Amount if the Make-Whole Event Date occurs after the first anniversary of the Amendment Date but on or before the second anniversary of the Amendment Date; and

“1% of Term Loan Commitment Amount if the Make-Whole Event Date occurs after the second anniversary of the Amendment Date but before the Term Loan Maturity Date.”

2.11     Final Payment. The definition of “Final Payment” in Section 13.1 of the Loan Agreement is amended to read as follows:

“ ‘Final Payment’ is a payment (in addition to and not a substitution for the regular monthly payments of principal plus accrued interest) due with respect to the Term Loan on the earlier to occur of (a) the Term Loan Maturity Date, (b) the acceleration of the Term Loan, or (c) the prepayment of the Term Loan, equal to $100,000.”

2.12     Financial Covenants. Section 6.9 of the Loan Agreement is amended to read as follows:

“6.9 Financial Covenants. Borrower shall comply with the following covenants (on a consolidated basis):

“(a) Liquidity Ratio. Borrower shall maintain at all times a Liquidity Ratio of greater than 1.50 to 1.00.

“(b) EBITDA; Fixed Charge Coverage Ratio. Borrower shall maintain EBITDA as of the last day of each month, for the three month period ending as of last day of such month, of not less than Negative Two Million, Five Hundred Thousand Dollars (-$2,500,000); provided that, from and after the date Borrower has maintained a Fixed Charge Coverage Ratio in excess of 1.50 to 1.00 for two consecutive fiscal quarters, thereafter Borrower shall not be required to meet the foregoing EBITDA covenant, and thereafter Borrower shall, instead, be required to maintain a Fixed Charge Coverage Ratio in excess of 1.25 to 1.00 at all times.”

2.13     Liquidity Ratio. The definition of “Liquidity Ratio” in Section 13.1 of the Loan Agreement, which presently reads as follows

“ ‘Liquidity Ratio’ is the ratio of (a) Borrower’s unrestricted cash and Cash Equivalents held with Bank and Bank’s Affiliates plus Borrower’s Eligible Accounts, divided by (b) the sum of the outstanding principal amount of any Advances (including any amounts used for Cash Management Services), plus the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), plus the FX Reduction Amount, plus all other indebtedness for borrowed money (other than the UBS Loans and the Subordinated Debt to PFG) or the deferred price of property or services (other than unsecured indebtedness to trade creditors incurred in the ordinary course of business).”

is amended to read as follows:

“ ‘Liquidity Ratio’ is the ratio of (a) Borrower’s unrestricted cash and Cash Equivalents held with Bank and Bank’s Affiliates plus Borrower’s Eligible Accounts, divided by (b) the sum of the outstanding principal amount of any Advances, plus all other indebtedness for borrowed money (other than the Subordinated Debt to PFG), plus all sums owed under Bank Services Agreements, plus the deferred price of property or services (other than unsecured indebtedness to trade creditors incurred in the ordinary course of business).”

2.14     Availability Amount. The definition of “Availability Amount” in Section 13.1 of the Loan Agreement, which presently reads as follows:

“ ‘Availability Amount’ is (a) the lesser of (i) the Maximum Dollar Amount or (ii) the amount available under the Borrowing Base, minus (b) the aggregate Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (c) the FX Reduction Amount, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances.”

is amended to read as follows:

“ ‘Availability Amount’ is (a) the lesser of (i) the Maximum Dollar Amount or (ii) the amount available under the Borrowing Base, minus (b) the outstanding principal balance of any Advances.”

2.15     Unused Revolving Line Facility Fee. Section 2.4(d) of the Loan Agreement, which presently reads as follows:

“(d) Unused Revolving Line Facility Fee. A fee (the ‘Unused Revolving Line Facility Fee’), payable monthly, in arrears, on a calendar year basis, in an amount equal to 0.375% per annum of the average unused portion of the Revolving Line, as determined by Bank. The unused portion of the

Revolving Line, for the purposes of this calculation, shall not include amounts utilized or reserved with respect to products provided in connection with Cash Management Services, Letters of Credit or pursuant to the Partial Term Loan Reserve or Full Term Loan Reserve, or the FX Reduction Amounts. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder; and”

is amended to read as follows:

“(d) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable monthly, in arrears, on a calendar year basis, in an amount equal to 0.375% per annum of the average unused portion of the Revolving Line, as determined by Bank. The unused portion of the Revolving Line, for the purposes of this calculation, shall not include the Term Loan Reserve. Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section notwithstanding any termination of this Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder; and”

2.16     Amendment Fees. A new subsection (f) is hereby added to Section 2.4 of the Loan Agreement as follows:

“(f) Amendment Fees. On the Amendment Date and on the first anniversary of the Amendment Date, Borrower shall pay Bank a working capital facility fee of $112,500. In addition, Borrower shall pay Bank a Term Loan facility fee of $60,000 on the Amendment Date.”

2.17     Revolving Line Termination Fee. The portion of Section 2.1.1(c) of the Loan Agreement, which presently reads as follows:

“If the Borrower terminates the Revolving Line prior to the Revolving Line Maturity Date, or if Bank terminates the Revolving Line prior to the Revolving Line Maturity Date due to the occurrence and continuance of an Event of Default, or if the Obligations under the Revolving Line otherwise become due and payable as the result of an Event of Default (including, without limitation, becoming due and payable as the result of an Insolvency Proceeding), Borrower shall immediately pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to (i) 2% of the Maximum Dollar Amount if such termination or becoming due and payable occurs on or before the first year anniversary of the Effective Date or (ii) 1% of the Maximum Dollar Amount if such termination or becoming due and payable occurs after the first year anniversary of the Effective Date but before the second year anniversary of Effective Date.”

is amended to read as follows:

“If the Borrower terminates the Revolving Line prior to the Revolving Line Maturity Date, or if Bank terminates the Revolving Line prior to the Revolving Line Maturity Date due to the occurrence and continuance of an Event of Default, or if the Obligations under the Revolving Line otherwise become due and payable as the result of an Event of Default (including, without limitation, becoming due and payable as the result of an Insolvency Proceeding), Borrower shall immediately pay to Bank, in addition to the payment of any other expenses or fees then-owing, a termination fee in an amount equal to (i) 2% of the Maximum Dollar Amount if such termination or becoming due and payable occurs on or before the first year anniversary of the Amendment Date or (ii) 1% of the Maximum Dollar Amount if such termination or becoming due and payable occurs after the first year anniversary of the Amendment Date but before the second year anniversary of Amendment Date.”

2.18     Amendment Date. A new definition of “Amendment Date” is hereby added to Section 13.1 of the Loan Agreement as follows:

“ ‘Amendment Date’ is December 27, 2011.”

2.19     Operating Accounts. Section 6.8 of the Loan Agreement, which presently reads as follows:

“(a) Maintain all of its and all of its Subsidiaries’ operating and other deposit accounts, securities accounts, and any other accounts at which Borrower or its Subsidiaries maintain funds or investments (including without limitation any Collateral Accounts, but excluding the Auction Rate Securities (UBS)) with Bank and Bank’s Affiliates.

“(b) Without limitation on subsection ‘a’ above, (i) provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates, and (ii) for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of ‘ii’ of the previous sentence shall not apply to (y) deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such, or (z) the Auction Rate Securities (UBS).”

is amended to read as follows:

“(a) Maintain all of its and all of its Subsidiaries’ operating and other deposit accounts, securities accounts, and any other accounts at which Borrower or its Subsidiaries maintain funds or investments (including without limitation any Collateral Accounts) with Bank and Bank’s Affiliates.

“(b) Without limitation on subsection ‘a’ above, (i) provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates, and (ii) for each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of ‘ii’ of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.”

2.20     Subordinated Debt. Section 7.9 of the Loan Agreement, which presently reads as follows:

“Subordinated Debt. (a) make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or the amount of any permitted payments thereunder or adversely affect the subordination thereof to Obligations owed to Bank. Nothing in this Section 7.9 restricts Borrower from converting any of the Subordinated Debt to PFG to equity securities of Borrower in accordance with its Loan Agreement with PFG, and borrowing from PFG an amount equal to the Subordinated Debt so converted, provided that the total amount of outstanding Subordinated Debt to PFG shall not at any time exceed $4,000,000.”

is amended to read as follows:

“Subordinated Debt. (a) make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor, or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or the amount of any permitted payments thereunder or adversely affect the subordination thereof to Obligations owed to Bank. Nothing in this Section 7.9 restricts Borrower from converting any of the Subordinated Debt to PFG to equity securities of Borrower in accordance with its Loan Agreement with PFG, and borrowing from PFG an amount equal to the Subordinated Debt so converted, provided that the total amount of outstanding Subordinated Debt to PFG shall not at any time exceed $5,000,000.”

2.21     Exhibit A. Exhibit A to the Loan Agreement is amended in its entirety to read as set forth on Exhibit A hereto.

2.22     Bank Services Agreement and Related Provisions.

(a) Definition of “Bank Services”. The following defined term is added to Section 13.1 of the Loan Agreement:

“ ‘Bank Services’ are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a ‘Bank Services Agreement’).”

(b) References to Bank Services Agreements. The portion of Section 4.1 of the Loan Agreement, which presently reads as follows:

“If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash. Upon payment in full in cash of the Obligations (other than inchoate indemnity obligations) and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.”

is amended to read as follows:

“Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that, pursuant to the terms hereof, are allowed to have superior priority to Bank’s Lien in this Agreement).

“Borrower agrees that, unless otherwise agreed in a writing signed by Bank and Borrower (a) the security interest granted herein by Borrower shall survive the termination of this Agreement and shall terminate only upon the termination of all Bank Services Agreements, and (b) if, on the effective date of the termination of this Agreement, there are any outstanding Letters of Credit, then on such date Borrower shall provide to Bank cash collateral in an amount equal to 110% of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.

“If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services, if any. In the event such Bank Services consist of outstanding Letters of Credit, Borrower shall provide to Bank cash collateral in an amount equal to 110% of the Dollar Equivalent of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to such Letters of Credit.”

(c) Survival. Section 12.9 of the Loan Agreement, which presently reads as follows:

“12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrower in Section 12.3 to indemnify the Indemnified Persons shall survive until all statutes of limitation with respect to the Claims, losses and expenses for which indemnity is given shall have run. The provisions of Section 12.10 shall survive termination of this Agreement.”

is amended to read as follows:

“12.9 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. Without limiting the foregoing, except as otherwise provided in Section 4.1, the grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements. The obligation of Borrower in Section 12.3 to indemnify the Indemnified Persons shall survive until all statutes of limitation with respect to the Claims, losses and expenses for which indemnity is given shall have run.”

(d) Overadvances. Section 2.2 of the Loan Agreement, which presently reads as follows:

“2.2 Overadvances. If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), plus (c) the FX Reduction Amount, exceeds the lesser of either the Maximum Dollar Amount or the Borrowing Base (such excess being an `Overadvance’), Borrower shall immediately pay to Bank in cash such Overadvance. Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.”

is amended to read as follows:

“2.2 Overadvances. If, at any time, the outstanding principal amount of any Advances exceeds the lesser of either the Maximum Dollar Amount or the Borrowing Base (such excess being an ‘Overadvance’), Borrower shall immediately pay to Bank in cash such Overadvance. Without limiting Borrower’s obligation to repay Bank any amount of the Overadvance, Borrower agrees to pay Bank interest on the outstanding amount of any Overadvance, on demand, at the Default Rate.”

(d) Delete Sublimits for Letters of Credit, FX and Cash Management. Sections 2.1.2, 2.1.3, 2.1.4, and 2.4(b) of the Loan Agreement are hereby deleted from the Loan Agreement.

(e) Definition of “Credit Extension”. The definition of “Credit Extension” in Section 13.1 of the Loan Agreement, which presently reads as follows:

“ ‘Credit Extension’ is any Advance, Letter of Credit, FX Forward Contract, amount utilized for Cash Management Services, Term Loan, or any other extension of credit by Bank for Borrower’s benefit.”

is amended to read as follows:

“ ‘Credit Extension’ is any Advance, Term Loan, or any other extension of credit by Bank for Borrower’s benefit under this Agreement.”

(f) Definition of “FX Contract”. The following definition is hereby added to Section 13.1 of the Loan Agreement:

“ FX Contract’ is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.”

(g) Definition of “Letter of Credit”. The definition of “Letter of Credit in Section 13.1 of the Loan Agreement, is amended to read as follows:

“ ‘Letter of Credit’ is a standby or commercial letter of credit issued by Bank upon request of Borrower based upon an application, guarantee, indemnity, or similar agreement.”

(h) Definition of “Loan Documents”. The definition of “Loan Documents” in Section 13.1 of the Loan Agreement, which presently reads as follows:

“ ‘Loan Documents’ are, collectively, this Agreement, the Warrant, the Perfection Certificate, the letter agreement dated September 9, 2009 between Borrower and Bank with respect to the Pearland Economic Development Corporation, any note, or notes or guaranties executed by Borrower, and any other present or future agreement by Borrower with or for the benefit of Bank in connection with this Agreement or the Prior LSA, all as amended, restated, or otherwise modified.

is amended to read as follows:

“ ‘Loan Documents’ are, collectively, this Agreement, all warrants issued to Bank or its affiliates, the Perfection Certificate, the letter agreement dated September 9, 2009 between Borrower and Bank with respect to the Pearland Economic Development Corporation, any Bank Services Agreement, any subordination agreement, note, or notes or guaranties executed by Borrower, and any other present or future agreement by Borrower with or for the benefit of Bank, all as amended, restated, or otherwise modified.”

(i) Definition of “Obligations”. The definition of “Obligations” in Section 13.1 of the Loan Agreement, which presently reads as follows:

“ ‘Obligations’ are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform Borrower’s duties under the Loan Documents.”

is amended to read as follows:

“ ‘Obligations’ are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses, and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, any interest accruing after Insolvency Proceedings begin, and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.”

(j) Delete Certain Definitions. The following definitions are hereby deleted from Section 13.1 of the Loan Agreement: “FX Business Day”, “FX Forward Contract”, “FX Reduction Amount”, “FX Reserve”, “Letter of Credit Application”, “Letter of Credit Reserve”, and “Settlement Date”.

(k) FX Contract Change. Section 9.1(d) of the Loan Agreement, which presently reads as follows:

“(d) terminate any FX Forward Contracts;”

is amended to read as follows:

“(d) terminate any FX Contracts;”

3.     Limitation of Amendments.

3.1     The consents and amendments set forth in this Amendment are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2     This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4.     Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents, warrants and agrees as follows:

4.1     Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent modified by the matters set forth on Exhibit B hereto, and except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct in all material respects as of such date), and (b) no Event of Default has occurred and is continuing;

4.2     Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3     The organizational documents of Borrower previously delivered to Bank remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4     The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5     The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower;

4.6     The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7     This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5.     Warrant. Concurrently, Borrower shall issue to Bank a Warrant to purchase common stock of the Borrower on the terms set forth in the Warrant being executed and delivered concurrently herewith.

6.     PFG Subordination Agreement. This Amendment is conditioned on the execution and delivery of an Amendment to the existing Subordination Agreement between Bank and Partners for Growth III, L.P., a Delaware limited partnership, in form and substance acceptable to Bank in its sole discretion.

7.     Expenses. Without limitation on the terms of the Loan Documents, Borrower agrees to reimburse Bank for all its reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with this Amendment. Bank is authorized to charge said fees, costs and expenses to Borrower’s loan account or any of Borrower’s deposit accounts maintained with Bank.

8.     Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

SILICON VALLEY BANK		CARDIOVASCULAR SYSTEMS, INC.

By:	/s/ Adam Glick	By:	/s/ Laurence L. Betterley
Name:	Adam Glick	Name:	Laurence L. Betterley
Title:	Relationship Manager	Title:	CFO